Exhibit 99.1


Press Release Source: TrackPower Inc.

TrackPower Appoints Edward M. Tracy As New CEO
Wednesday May 11, 1:03 pm ET

TORONTO--(BUSINESS WIRE)--May 11, 2005--TrackPower, Inc. (OTCBB:TPWR - News) announced today the appointment of Edward M. Tracy as president & CEO, effective immediately. John G. Simmonds, will continue as Chairman of the Board.

Edward Tracy is the CEO of the Tracy Group, a Casino Management and Development Company. The Tracy Group focuses on workout strategies, development of management and marketing strategies, and ground-up development for a variety of clients. The Tracy Group is currently engaged in several workout projects in New York as well as ground-up development in Pennsylvania.

Prior to forming the Tracy Group, Mr. Tracy has had over twenty years of hands on management and development experience in the gaming and hospitality industry. His extensive experience includes serving as Chairman and CEO of Capital Gaming, a multi-jurisdictional manager of Native American and Riverboat Casinos. Mr. Tracy also served as CEO of the Trump Organization, which include all casino, hotel and entertainment entities. During his tenure at the Trump Organization, Mr. Tracy was responsible for managing over 13,500 employees, 3,000 luxury rooms and 240,000 square feet of casino space, which produced annual revenues in excess of $1 billion. John Simmonds, Chairman of TrackPower was glowing with his support and enthusiasm for Ed Tracy. "Ed Tracy is the perfect fit with the TrackPower vision to take this company to the next level and beyond," Simmonds said.

Ed Tracy added, "I am extremely pleased to join TrackPower and help build the Company into a profitable gaming enterprise. At the moment, we have two exciting projects underway in Upstate New York. My duties will be equally divided to assure the maximum opportunity for the success of these projects and others as they develop. We are making good progress at Tioga Downs. The work on the barns and track continue and we expect local legislation to be finalized in June. While we won't actually race at Tioga this year, we do expect to start construction of the VLT facility this summer."

TrackPower has partnered with Southern Tier Acquisitions, LLC, for equal ownership and participation in all gaming opportunities in New York State. Jeffrey Gural has approval from Bankruptcy Court to provide $1,200,000.00 DIP financing to Mid-State Raceways, Inc. to keep that track in operation pending its emergence from bankruptcy. The Plan of Reorganization of Mid-State calls for Jeff Gural to reorganize Mid-State and bring it out of Bankruptcy with an infusion of cash, new management and equity. TrackPower and Jeff Gural, through Southern Tier Acquisitions, are equally bearing all expenses and undertakings in New York as they occur. Vernon Downs consists of 598 acres of land, a 7/8ths mile harness track, grandstand and related facilities, a 180 room hotel and a gaming hall already constructed and ready for occupancy once the bankruptcy matter is resolved and licensing occurs.

As part of the legislative passage of the New York State Budget, on April 1, 2005 the New York State Legislature included provisions known as the "Gural Bill", which provides for the harness tracks in New York to receive a greater share of the net VLT revenue.

In other encouraging news, on May 3, 2005, the highest Court in New York State, the Court of Appeals, reversed in part a lower court decision and declared VLT's and the manner in which harness tracks would

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be paid for the operation to be constitutional and legal in New York. This decision paves the way for long term debt financing for construction of the Tioga project.

About TrackPower, Inc.

TrackPower owns 50% of Tioga Downs. Tioga Downs is located in Nichols, New York on the new Interstate 86 between Binghamton and Corning. Tioga Downs is situated on 130 acres and was home to a state sanctioned Quarter Horse racetrack. This facility is being redeveloped into a harness track and a 750-machine VLT casino.

This release includes projections of future results and "forward-looking statements" as that term is defined in Sections 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations are disclosed in this release, including, without limitation, in conjunction with those forward-looking statements contained in this release.

TrackPower Inc. (OTC Bulletin Board:TPWR - News)

Contact:
     TrackPower, Inc.
     John G. Simmonds
     Chairman
     (905) 773-1987 ext. 223
     jgs@trackpower.com
     OR
     TrackPower, Inc.
     Edward M. Tracy
     CEO
     (905) 773-1987 ext. 226


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